Exhibit 23.2

KPMG LLP

Suite 2800

401 Union Street

Seattle, WA 98101

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated February 13, 2025, with respect to the consolidated financial statements of PotlatchDeltic Corporation, and the effectiveness of internal control over financial reporting, incorporated herein by reference, and to the reference to our firm under the heading “Experts” in the joint proxy statement/prospectus.

Seattle, Washington

December 8, 2025

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with

KPMG International Limited, a private English company limited by guarantee.